Exhibit 99.1

N E W S R E L E A S E

Contact:	Investor Relations Inquiries
Edmund E. Kroll
Senior Vice President, Finance & Investor Relations
(212) 759-0382
Media Inquiries
Deanne Lane
Vice President, Media Affairs
(314) 725-4477

FOR IMMEDIATE RELEASE

CENTENE CORPORATION ANNOUNCES 2014 FINANCIAL GUIDANCE AND UPDATES 2013 FINANCIAL GUIDANCE

ST. LOUIS (December 13, 2013) - Centene Corporation (NYSE: CNC) announced today its 2014 financial guidance. Premium and service revenues are expected to be $13.5 billion to $14.0 billion, representing growth of 29%. Earnings per diluted share are expected to be $3.50 to $3.80, representing an increase of 29% compared to the updated 2013 guidance range of $2.81 to $2.87.
The Company anticipates its Kentucky operations will be classified as a discontinued operation in 2014. Accordingly, all information presented and included in this release for 2014 is from continuing operations and excludes our Kentucky business. We continue to discuss the Affordable Care Act insurer fee with our State customers. While we expect to be reimbursed for the fee, including any tax consequences, we have excluded the fee from our 2014 guidance numbers to allow better comparison between years. The 2014 guidance below also does not include the impact of the recently announced acquisition of a majority interest in U.S. Medical Management, LLC, expected to close in the first quarter of 2014.
For its 2014 fiscal year, the Company expects the following results from continuing operations:

•	Premium and service revenues in the range of $13.5 billion to $14.0 billion.

•	Earnings per diluted share of approximately $3.50 to $3.80.

•	Consolidated Health Benefits Ratio of approximately 88.5% to 89.0%.

•	Consolidated G&A expense ratio in the range of 8.3% to 8.8%.

•	Effective tax rate, excluding non-controlling interest, of approximately 40% to 41%.

•	Diluted shares outstanding of approximately 57.5 million to 58.0 million.

•	Days in claims payable between 37 and 42.
The Company affirms its 2013 revenue guidance in the previously announced range for premium and service revenues of $10.6 billion to $10.8 billion and adjusts its guidance for earnings per diluted share to $2.81 to $2.87. Full year 2013 earnings will be reported on February 4, 2014, at 6:00 AM, with a conference call at 8:30 AM (Eastern Time).
Centene Corporation will host an investor meeting today, including a question-and-answer session, to discuss the details of its guidance. The meeting will begin promptly at 8:30 AM (Eastern Time) and end at approximately 11:00 AM (Eastern Time). Michael F. Neidorff, Chairman and Chief Executive Officer, and William N. Scheffel, Executive Vice President, Chief Financial Officer and Treasurer, of Centene Corporation will host the meeting before an audience of investors at the Convene conference center, 730 Third Avenue, in New York City.
Investors and other interested parties who are unable to attend in person are invited to listen to the investor meeting via a live, audio webcast on the Company's website at www.centene.com, under the Investors section.

About Centene Corporation
Centene Corporation, a Fortune 500 company, is a leading multi-line healthcare enterprise that provides programs and related services to the rising number of under-insured and uninsured individuals. Many receive benefits provided under Medicaid, including the State Children's Health Insurance Program (CHIP), as well as Aged, Blind or Disabled (ABD), Foster Care and Long-term Care (LTC), in addition to other state-sponsored/hybrid programs, and Medicare (Special Needs Plans). The Company operates local health plans and offers a range of health insurance solutions. It also contracts with other healthcare and commercial organizations to provide specialty services including behavioral health, care management software, correctional systems healthcare, life and health management, managed vision, pharmacy benefits management, specialty pharmacy and telehealth services.

The information provided in this press release contains forward-looking statements that relate to future events and future financial performance of Centene. Subsequent events and developments may cause the Company's estimates to change. The Company disclaims any obligation to update this forward-looking financial information in the future. Readers are cautioned that matters subject to forward-looking statements involve known and unknown risks and uncertainties, including economic, regulatory, competitive and other factors that may cause Centene's or its industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Actual results may differ from projections or estimates due to a variety of important factors, including Centene's ability to accurately predict and effectively manage health benefits and other operating expenses and reserves, competition, membership and revenue projections, timing of regulatory contract approval, changes in healthcare practices, changes in federal or state laws or regulations, changes in expected contract start dates, inflation, provider and state contract changes, new technologies, reduction in provider payments by governmental payors, major epidemics, disasters and numerous other factors affecting the delivery and cost of healthcare, as well as those factors disclosed in the Company's publicly filed documents. The expiration, cancellation or suspension of Centene's Medicaid Managed Care contracts, or the loss of any appeal of or protest to any such expiration, cancellation or suspension, by state governments would also negatively affect Centene.

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